Exhibit 99.1

FOR IMMEDIATE RELEASE

August 17, 2023

TEGNA Shareholders Overwhelmingly Re-elect Board Members and Approve Say on Pay Proposal at Annual Meeting

Tysons, Va. – Shareholders of TEGNA Inc. (NYSE: TGNA) today overwhelmingly approved the re-election of nine Board members and an advisory resolution on the compensation of the company’s named executive officers.

TEGNA shareholders re-elected Board Chairman Howard D. Elias, president and CEO Dave Lougee, Gina L. Bianchini, Stuart J. Epstein, Karen H. Grimes, Scott K. McCune, Henry W. McGee, Neal Shapiro and Melinda C. Witmer to the Board of Directors at the company’s annual meeting held this morning. Directors will serve one-year terms ending at TEGNA’s 2024 annual meeting. Lidia Fonseca and Bruce P. Nolop each retired from TEGNA’s Board of Directors today after serving the company for nine and eight years, respectively.

At the meeting, TEGNA’s shareholders also recommended that the company continue to hold advisory votes on the compensation of its named executive officers every year and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered accounting firm for the 2023 fiscal year. Shareholders did not approve a shareholder proposal seeking to require the company to obtain shareholder ratification of certain executive termination pay arrangements.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network, Twist and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

# # #

For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

Julie Heskett

Senior Vice President, Financial Planning & Analysis

703-873-6747

investorrelations@TEGNA.com